                                    FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 1, 1995



                          WEBSTER FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



       Delaware                        0-15213                 06-1187536
----------------------------         ------------          -------------------
(State or Other Jurisdiction         (Commission             (IRS Employer
    of Incorporation)                File Number)          Identification No.)



                First Federal Plaza, Waterbury, Connecticut 06720
                -------------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (203) 753-2921


                                 --------------
                                 Not Applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

     Item 5 Other Events
            ------------

     On October 1, 1995, Webster Financial Corporation ("Webster"), through its subsidiary, Webster Bank,* entered into a Purchase and Assumption Agreement (the "Shawmut Agreement") with Shawmut Bank Connecticut, National Association ("Shawmut"), as part of the Fleet/Shawmut Divestiture (as defined), to acquire 20 Shawmut branch banking offices in the greater Hartford, Connecticut banking market (the "Hartford Banking Market"), including deposits and loans at or allocated to such offices (the "Shawmut Transaction"). Webster anticipates that the Shawmut Transaction will be completed during the first quarter of 1996, but this can not be assured. In connection with the Shawmut Transaction, Webster received an opinion from Merrill Lynch & Co., its financial advisor, to the effect that the proposed consideration to be paid or delivered in the manner contemplated in the Shawmut Transaction is fair to Webster from a financial point of view. A copy of such opinion is attached hereto as Annex A.

                             THE SHAWMUT TRANSACTION

Acquired Branches, Deposits and Loans

     Upon consummation of the Shawmut Transaction, Webster Bank will acquire 20 Shawmut Branches in the Hartford Banking Market, which at June 30, 1995, included approximately $1.0 billion of deposit liabilities and $683 million of loans at or allocated to the Shawmut Branches. The Shawmut Branches are located in the following Connecticut cities or towns in the Hartford Banking Market:
Berlin, Bristol, Cromwell, East Hartford, Elmwood, Enfield, Farmington, Glastonbury, Hartford (three offices), Manchester, Middletown, New Britain, Newington, Simsbury, Southington, West Hartford, Wethersfield and Windsor. Webster Bank will be acquiring consumer time deposits, savings and money market deposit accounts, NOW and checking accounts, and business checking and deposit accounts. The loans to be acquired will consist of first mortgage residential loans, commercial real estate loans, commercial and industrial loans, home equity loans, and other consumer installment loans. Of the 20 Shawmut Branches, nine offices are owned and 11 offices are leased. Webster Bank also will sublease office space at One Constitution Plaza in downtown Hartford as headquarters for its commercial banking operations.

Strategic Rationale

         The Shawmut Transaction will significantly increase Webster Bank's commercial and retail banking activities in the Hartford Banking Market. After giving effect to the Shawmut Transaction, Webster Bank will be the second largest
_______________
* References herein to "Webster Bank" reflect the merger and renaming of Webster's wholly-owned subsidiary banks, First Federal Bank, a federal savings bank ("First Federal") and Bristol Savings Bank, which merger and renaming will occur immediately prior to the Merger with Shelton Savings Bank, Shelton, Connecticut.
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independent  bank in Connecticut and the largest  Connecticut-based  bank in the
Hartford Banking Market, based on total deposit market share. Webster Bank will have banking offices extending from the Massachusetts border through central Connecticut to the Connecticut shoreline. Over the last ten years, Webster Bank has expanded its commercial banking operations serving small and medium sized businesses in its market areas. The Shawmut Transaction will enhance Webster Bank's ability to provide a broad line of deposit, cash management and other credit services and a full range of loan services for commercial banking customers with credit needs up to $10 million.

     The Shawmut Transaction will expand Webster Bank's lending capacity and increase its emphasis on commercial and industrial loans, and commercial real estate loans to small and medium sized businesses as compared to its traditional emphasis on retail banking. After the Shawmut Transaction, the amount of commercial loans in Webster Bank's loan portfolio will increase from approximately 14% to 19%. Residential first mortgage loans will decrease from approximately 79% to 74% of Webster Bank's loan portfolio. Consumer loans, including home equity loans, will remain at approximately 7% of Webster Bank's loan portfolio.

     Webster expects that the Shawmut Transaction, including the Capital Financing (as defined), will have an accretive effect on its net income, while reducing tangible book value per share because of the tax deductible core deposit intangible. After giving effect to the Shawmut Transaction and to the Capital Financing, Webster Bank's capital is expected at the closing date to satisfy the regulatory capital ratios required for a "well-capitalized" bank. See "SELECTED SIGNIFICANT STATISTICAL DATA -- PRO FORMA COMBINED" below.

Background of the Acquisition

         As of February 20, 1995, Shawmut National Corporation and Fleet Financial Group, Inc. ("Fleet") (hereinafter jointly referred to as "Fleet/Shawmut") entered into an Agreement and Plan of Merger (the
"Fleet/Shawmut Merger"). As a condition of regulatory approval of the Fleet/Shawmut Merger, Fleet/Shawmut are required to have their subsidiary banks divest certain branches in Connecticut, Massachusetts, New Hampshire and Rhode Island to avoid anticompetitive effects that could be caused by the Fleet/Shawmut Merger (the "Fleet/Shawmut Divestiture"). In August 1995, Fleet/Shawmut announced guidelines that were designed to foster competition, preserve jobs and continue to meet customer needs in the states where divestitures are required. Fleet/Shawmut then solicited preliminary bids from potential acquirors with respect to the branches to be divested.

         In early September 1995, Webster Bank, along with Eagle Federal Savings Bank, Bristol, Connecticut ("Eagle"), submitted a preliminary joint bid for all

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
25 branch banking offices of the Fleet/Shawmut subsidiary banks to be divested in the Hartford Banking Market. On September 26, 1996, a formal joint bid was submitted by Webster Bank and Eagle. After extensive negotiations, Fleet/Shawmut selected Webster Bank and Eagle to acquire all 25 branch banking offices being divested in the Hartford Banking Market. On October 1, 1995, Webster Bank and Eagle executed separate purchase and assumption agreements for 20 and five, respectively, of these offices with Fleet/Shawmut subsidiary banks, which agreements are required to be consummated concurrently.

Purchase Price

         Under the terms of the Shawmut Agreement, Webster Bank will acquire 20 Shawmut Branches for the following purchase price:

                  (a) Webster Bank will make a cash payment equal to (i) 5.1% of the average daily balances (including accrued interest) of assumed deposit liabilities at or allocated to the Shawmut Branches for the period commencing either 30 days or seven days prior to the third business day prior to the closing date, whichever amount is lower, subject to adjustment, as described below in the last paragraph, less (ii) $2 million;

                  (b) Webster Bank will pay cash for the stated value of the real property of the nine owned Shawmut Branches; estimated payment of approximately $4 million;

                  (c) Webster Bank will pay cash for the net book value of the personalty property (excluding automatic teller machines) at the 20 Shawmut Branches, as of the closing date, based on this book value; plus the greater of $5,000 or net book value, for each of the automatic teller machines; estimated payment of approximately $4 million;

                  (d) Webster Bank will swap two of its branch banking offices and related deposits (the "Webster Branches") located in Fairfield and Stamford, Connecticut to Shawmut (the "Branch Swap"); Webster Bank to be paid the net book value of the real and personalty properties (other than automated teller machines not being transferred) at the two Webster Branches, but no separate deposit premium;

                  (e) Webster will issue a five year nontransferable warrant to Fleet for 300,000 shares of Webster Stock, with an exercise price of $32.50 per share, subject to certain antidilution adjustments (see "THE WARRANT" below); and

                  (f) Webster Bank will agree to make a contingent payment (the "Contingent Payment") in the event of a Change of Control (as defined below) of Webster within five years of the closing date in which Fleet would be entitled to receive a cash payment from First Federal equal to (i) the excess of the offer price per share of Webster Stock over (ii) $32.50, multiplied by (iii) 150,000 (see "CONTINGENT PAYMENT" below).

     At  June  30,  1995,  there  were   approximately  $1  billion  in  deposit
liabilities at or allocated to the 20 Shawmut Branches and $177 million in deposit liabilities at the two Webster Branches. Webster Bank will receive a cash payment from Shawmut for the net deposit liabilities at closing date, less
(i) the aggregate cash payments described in (a), (b) and (c) above, less (ii) the unpaid principal balances (based on the general ledger balances), plus accrued interest, on approximately $683 million in loans to be acquired that are at or allocated to the Shawmut Branches, plus (iii) the net book value of the real and personalty properties at the two Webster Branches as described in (d) above.

                  Pursuant to purchase and assumption agreements between Eagle and Fleet/Shawmut subsidiary banks (the "Eagle Purchase Agreements") and subject to all required regulatory approvals, Eagle will acquire five branch banking offices from the subsidiary banks, with estimates of approximately $290 million in deposit liabilities and $49 million in loans to be acquired. The cash deposit premium to be paid to the Fleet/Shawmut subsidiary banks by Webster Bank and Eagle combined is required to average 5.5% of the total amount of the deposit liabilities to be acquired by both Webster Bank and Eagle combined. The 5.1% deposit premium referred to above to be paid by Webster Bank will be increased or decreased so as to achieve the 5.5% average deposit premium with Eagle on a combined basis.

The Warrant

         At the closing of the Shawmut Transaction, Webster will issue to Fleet a warrant for 300,000 shares of Webster Stock (the "Warrant"). The exercise price will be $32.50 per share, subject to customary pro rata antidilution adjustments in the event of an issuance of Webster Stock (or securities convertible into or exercisable for Webster Stock) at a price per share of less than $32.50. Such adjustments will not be applicable as to Webster Stock issued in the Capital Financing, in the Merger involving Shelton, pursuant to employee/director benefit plans of Webster, upon the conversion of Webster's
Series B convertible preferred stock, or pursuant to Webster's dividend reinvestment plan. The Warrant may be exercised in whole, but not in part, within five years of the date of issuance, but not within the first two years from the closing date, unless a Change of Control of Webster has occurred, as defined below. The Warrant may not be sold or otherwise transferred by Fleet. The $32.50 exercise price represents a premium of 25% over the approximately $26.00 market price of the Webster Stock prevailing at the time of the negotiation of the Shawmut Transaction.

         As defined in the Warrant, a "Change of Control" will be deemed to have occurred in the event that any person or company: (i) acquires voting rights as to more than 25% of the outstanding Webster Stock or (ii) executes a definitive merger or other acquisition agreement with Webster. However, no Change in Control will be deemed to have occurred, if the directors of Webster serving prior to such acquisition of Webster Stock or execution of such definitive agreement (or successor directors selected by such continuing directors and unaffiliated with such acquiror) will continue to constitute at least 50% of the parent holding company board of directors after such acquisition.

         In the event that a Change of Control of Webster is deemed to have occurred, Fleet would have the right to sell the Warrant to Webster (the "Put"). The price of the Put would be an amount equal to the number of shares issuable under the Warrant, multiplied by (i) the cash price for the Webster Stock set forth in the definitive agreement relating to the Change of Control transaction (or, in the case of a stock for stock transaction, an amount equal to the five day trailing average closing price of the acquiror's stock following the public announcement of the transaction, multiplied by the exchange ratio), less (ii) the then exercise price per share of the shares issuable under the Warrant. The Put, however, would not be available if the Change of Control transaction would be accounted for as a pooling of interests and Webster's independent accountants, within ten business days of the exercise of the Put, issue an opinion indicating that the exercise of the Put would result in the inability to account for the Change of Control transaction as a pooling of interests. If Fleet disagrees with such accounting opinion, Webster, at its expense, will promptly submit the matter to the accounting staff of the Securities and Exchange Commission ("SEC") for an interpretation which will be controlling.

The Standstill Agreement

         Webster and Fleet also will enter into a standstill agreement at the time of the closing of the Shawmut Transaction (the "Standstill Agreement"). Under the Standstill Agreement, for a period of five years, Fleet will (a) vote all shares of Webster Stock it holds (including shares obtained upon exercise of the Warrant) on all matters (including the election of directors) as recommended by the Webster Board of Directors and (b) will not initiate a tender offer for shares of Webster Stock or participate in a publicly announced tender offer for Webster that is opposed by the Webster Board of Directors. However, if during such five year period a bona fide third party announces or makes an unsolicited offer to acquire more than 25% of the Webster Stock, that is not solicited by the Webster Board of Directors, Webster will permit Fleet to make an acquisition proposal to the Webster Board of Directors or release Fleet from the restrictions set forth in the Standstill Agreement. Fleet also has agreed that it will not sell the shares of Webster Stock issued upon exercise of the Warrant in a private sale transaction (i) to any person as to whom Webster has advised Fleet has filed a Form 13-D or 13-G under the Exchange Act as to beneficial ownership of more than 5% of the Webster Stock or (ii) to any person whom Fleet knows or who confirms to Fleet that such person beneficially owns, or would beneficially own upon such purchase, more than 4.9% of the then outstanding Webster Stock. All voting restrictions will terminate upon Fleet's sale of the Webster Stock issued under the Warrant or upon the execution of a definitive agreement relating to a Change of Control of Webster, as defined in the Warrant.

Contingent Payment

         Pursuant to the Shawmut Agreement, Webster Bank and Fleet will enter into a contingent payment agreement at the time of the closing of the Shawmut Transaction (the "Contingent Payment Agreement."). If Webster executes a definitive agreement that would result, if completed, in a Change of Control of Webster (as defined in the Warrant), Fleet would be entitled to a cash payment from Webster Bank equal to 150,000 times an amount equal to (i) the cash price per share for the Webster Stock as set forth in the definitive agreement relating to the Change of Control transaction (or in the case of a stock for stock transaction, the five day trailing average closing price of the acquiror's stock following the public announcement of the transaction multiplied by the exchange ratio, as defined in the definitive agreement relating to the Change of Control transaction), less (ii) $32.50 (the "Contingent Payment"). The Contingent Payment also will be due (a) within 30 days of the public announcement of a tender offer supported by the Webster Board of Directors or
(b) upon the consummation of a tender offer that the Webster Board of Directors has not recommended to its shareholders.

         Fleet would not be entitled to receive the Contingent Payment in cash as to any Change of Control transaction that would be accounted for as a pooling of interests, if Fleet receives an opinion from Webster's independent accountants, within ten business days of Fleet's written request for payment, indicating that payment of the Contingent Payment would result in the inability to account for the Change of Control transaction as a pooling of interests. In such event, the Contingent Payment would be made, at Fleet's option, either (a) by Webster issuing Webster Stock to Fleet immediately before the consummation of the Change of Control transaction, having a market value equal to the cash amount of the Contingent Payment, or (b) in cash, plus interest at the "prime rate" as published from time to time by The Wall Street Journal, at such time as Webster's independent accountants certify that a cash payment by Webster Bank of the Contingent Payment would not result in the inability to treat the Change of Control transaction as a pooling of interests method of accounting.

The Sublease Agreement

         Pursuant to the Shawmut Agreement, Webster Bank and Fleet Bank, National Association ("Fleet Bank") will enter into a sublease agreement with respect to a total of 50,000 square feet of office space in One Constitution Plaza in downtown Hartford (the "Sublease Agreement") at the time of the closing of the Shawmut Transaction. The Sublease Agreement will provide that Webster Bank will sublease office space from Fleet Bank at One Constitution Plaza until December 31, 2003. Under the terms of the Sublease Agreement, Webster Bank will sublease 20,000 square feet of office space commencing on the closing date, and will add an additional 10,000 square feet on each of January 1, 1997, January 1, 1998 and January 1, 1999. The Sublease Agreement will provide that Webster Bank will assume and pay its pro rata portion of taxes and operating expenses over base rent, based on its sublease percentage of the total square footage leased by Fleet Bank. Webster Bank will also be entitled to its pro rata portion of the build-out provisions contained in the master lease agreement relating to One Constitution Plaza.

Capital Financing

         Webster intends to raise additional capital through an issuance of equity and/or debt securities prior to the consummation of the Shawmut Transaction ("Capital Financing") so as to assure that Webster Bank will have sufficient capital to obtain the regulatory approvals required for the Shawmut Transaction. Webster currently expects to raise net proceeds of approximately $27 million through the sale of approximately 1.1 million additional shares of Webster Stock in an underwritten public offering. The net proceeds will be contributed by Webster as equity capital to Webster Bank in order to increase its regulatory capital ratios, which would otherwise have decreased as a result of its increase in size due to the Shawmut Transaction. There can be no assurance as to the amount of capital that will be raised or the number of shares of Webster Stock or other securities that will be issued.

         Pursuant to the Shawmut Agreement, Webster has agreed to file a registration statement with the SEC relating to the Capital Financing by November 15, 1995, and to have the registration statement declared effective by January 31, 1996, unless prior to such date Webster obtains a "firm commitment underwriting letter" from a reputable investment banking firm as to the Capital Financing. Webster has selected a nationally recognized investment banking firm as lead manager for the underwritten public offering of additional shares of Webster Stock. Webster intends to file the registration statement prior to November 15, 1995. Webster expects to have the registration statement declared effective prior to January 31, 1996, provided that Webster has then entered into an underwriting agreement with the investment banking firms that would underwrite the sale of the additional shares of Webster Stock. While this cannot be assured, Webster anticipates entering into the underwriting agreement and commencing the public offering prior to January 31, 1996 or alternatively receiving a firm commitment underwriting letter from the lead manager by such date.

         Shawmut could terminate the Shawmut Agreement if the Merger with Shelton is not consummated by December 31, 1995, unless Webster obtains a "highly confident letter" by January 15, 1996 from a reputable investment banking firm as to Webster being able to raise the capital necessary to complete the Shawmut Transaction. While this cannot be assured, Webster expects to obtain such letter by January 15, 1996, if necessary. Webster has not conditioned its obligation to complete the Shawmut Transaction upon the consummation of the Merger with Shelton.

Effect of Shawmut Transaction on Proportion of BIF/SAIF Deposit Premiums

         Webster Bank's deposits will be insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF"). After giving effect to the Shawmut Transaction, approximately 71% of Webster Bank's deposits will then be assessed at BIF premium rates and only 29% of its deposits will then be assessed at Savings Association Insurance Fund ("SAIF") premium rates. This compares with approximately 59% BIF and 41% SAIF before the Merger with Shelton and approximately 63% BIF and 37% SAIF after the Merger prior to the Shawmut Transaction.

Regulatory Approvals for the Shawmut Transaction

         Consummation of the Shawmut Transaction is conditioned upon the receipt of all required regulatory approvals. An application for approval by the Office of Thrift Supervision ("OTS") as Webster Bank's primary federal regulator, is expected to be filed prior to November 15, 1995. Subject to completion of the Capital Financing, Webster is not aware of any reasons why the approval of the OTS for the Shawmut Transaction should not be received on a timely basis. However, this cannot be assured. Webster does not anticipate the need to obtain any other regulatory approval for the Shawmut Transaction.

         In addition to the OTS regulatory approval needed to be obtained by Webster for the Shawmut Transaction, other regulatory approvals must be received by Fleet/Shawmut, including various bank regulatory agency approvals for the Fleet/Shawmut Merger and Fleet/Shawmut Divestiture and no objection from the

United States Department of Justice. Webster can provide no assurances as to receipt of such regulatory approvals by Fleet/Shawmut.

         OTS regulatory approval is required to be received by Eagle as to its acquisition of branches from Fleet/Shawmut under the Eagle Purchase Agreements. Such acquisition by Eagle is required to be consummated concurrently with the Shawmut Transaction by Webster. While Webster expects that Eagle will receive OTS regulatory approval on a timely basis, this cannot be assured.

Conditions to the Shawmut Transaction

         The respective obligations of Webster and Shawmut to effect the Shawmut Transaction are subject to various conditions, including the following: (a) the prior consummation of the Fleet/Shawmut Merger; (b) the receipt of all required regulatory approvals (without material conditions) to the Shawmut Transaction and the expiration of any related regulatory waiting periods; (c) the completion of the Capital Financing; (d) customary closing conditions, such as continued accuracy of representations and warranties, delivery of legal opinions, officers' certificates and transfer and assignment documents at the closing; (e) the execution and delivery of the Warrant, the Standstill Agreement, the Contingent Payment Agreement and the Sublease Agreement; and (f) the concurrent consummation of the acquisition by Eagle under the Eagle Purchase Agreements.

         In the event of a Change of Control of Webster (as defined in the Warrant Agreement) prior to the closing of the Shawmut Transaction, Shawmut at its option may terminate the Shawmut Agreement.

Conduct of Business Pending the Shawmut Transaction

         The Shawmut Agreement contains various restrictions on the operations of the branches to be sold while the Shawmut Transaction is pending. In general, the Shawmut Agreement obligates Shawmut (and Webster Bank vis a vis the Webster Branches) to (a) conduct its business of banking in the usual, regular and ordinary course, consistent with past practices; (b) to use reasonable efforts to maintain and preserve intact its relationships with branch employees, and advantageous business relationships, including branch customers; and (c) to take no action that would adversely affect or delay the ability of any party to obtain any regulatory approval. Branch employees may not be transferred to any facilities other than the branches to be acquired, except upon the request of a branch employee.

Accounting Treatment

         The Shawmut Transaction is intended to be accounted for as a "purchase" by Webster.

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
                    PRO FORMA COMBINED STATEMENT OF CONDITION

         The following Pro Forma Combined Statement of Condition as of June 30, 1995 combines the pro forma combined statement of financial condition of Webster and Shelton Bancorp Inc., as reflected in the Joint Proxy Statement/Prospectus with the Shawmut assets acquired and liabilities assumed as if the Merger, the Shawmut Transaction and the Capital Financing had occurred on June 30, 1995, after giving effect to the Pro Forma adjustments described in the accompanying notes.

         The Pro Forma Combined Statement of Condition should be read in conjunction with the separate historical consolidated financial statements and notes of Webster and of Shelton incorporated by reference or appearing in the Joint Proxy Statement/Prospectus and the Pro Forma Combined Statements of Webster and Shelton appearing in the Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein. The Pro Forma Combined Statement of Condition is not necessarily indicative of the consolidated financial position that would have been achieved had the Merger, the Capital Financing and the Shawmut Transaction been consummated on the date indicated.

PRO FORMA COMBINED STATEMENT OF CONDITION
AT JUNE 30, 1995 (Unaudited)

                                                      Pro Forma      Fleet Assets       Purchase          Pro Forma
                                                       Combined     Acquired And       Accounting         Combined
                                                       Webster/      Liabilities        And Other         Webster/
                                                        Shelton       Assumed         Adjustments      Shelton/Shawmut
                                                     -----------    ------------    ------------       ------------
                                                                              (In Thousands)
ASSETS
Cash and Due from Depository Institutions..........  $    33,960     $   304,074    $  (307,000)(b)      $  31,034
Interest-bearing Deposits..........................       42,672              --             --              42,672
Securities.........................................      168,583              --             --             168,583
Mortgage-backed Securities.........................      837,367              --       (147,000)(c)         690,367

Loans Receivable, Net..............................    1,873,375         682,777(a)     (12,000)(d)       2,544,152
Accrued Interest Receivable........................       19,534           5,000             --              24,534
Premises and Equipment, Net........................       36,135           8,149          4,000 (e)          48,284
Segregated Assets, Net.............................      124,319              --             --             124,319
Other Real Estate Acquired Through Foreclosure
  and In-Substance Foreclosure, Net................       21,719              --             --              21,719
Core Deposit Intangible............................        5,095              --         45,000 (f)          50,095
Prepaid Expenses and Other Assets..................       27,649              --             --              27,649
                                                     -----------     -----------    -----------         -----------
   TOTAL ASSETS....................................  $ 3,190,408     $ 1,000,000    $  (417,000)        $ 3,773,408
                                                     ===========     ===========    ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits...........................................  $ 2,465,291     $ 1,000,000(a) $  (277,000)(b)     $ 3,188,291
Federal Home Loan Bank Advances....................      411,505              --       (170,000)(c)         241,505
Other Borrowings...................................       43,130              --             --              43,130
Advanced Payments by Borrowers for Taxes
  and Insurance....................................       16,273              --             --              16,273
Accrued Expenses and Other Liabilities.............       86,659              --          3,000 (g)          89,659
                                                     -----------     -----------    -----------         -----------
   Total Liabilities...............................    3,022,858       1,000,000       (444,000)          3,578,858

SHAREHOLDERS' EQUITY...............................      167,550              --         27,000 (h)         194,550
                                                     -----------     -----------    -----------         -----------
   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY.........................................  $ 3,190,408     $ 1,000,000    $  (417,000)        $ 3,773,408
                                                     ===========     ===========    ===========          ===========


The Pro Forma Combined Statement of Condition does not include results of operations subsequent to June 30, 1995, which are expected to increase shareholders' equity.

The Pro Forma Combined Statement of Condition has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton or the Shawmut Transaction.

See footnotes on following page.

SELECTED SIGNIFICANT STATISTICAL DATA - PRO FORMA COMBINED
AT JUNE 30, 1995 (Unaudited)


                                                                                                 Pro Forma
                                                                      Pro Forma Combined     Combined Webster/
                                                                        Webster/Shelton       Shelton/Shawmut
                                                                        ---------------      -----------------
Book value per common share.................................                $22.33                   $22.63

Tangible book value per common share........................                 21.57                    16.24 (i)

Common shares outstanding (000's)...........................                 6,734                    7,839

Shareholders' equity to total assets........................                  5.25%                    5.16%

Nonaccrual loans and OREO to total assets...................                  1.87%                    1.58%

Allowance for loan losses to nonaccrual loans...............                118.22%                  131.82%

Allowance for loan and OREO losses to nonaccrual loans and OREO              74.82%                   83.21%


Notes to Pro Forma Combined Financial Statements

(a) The weighted average interest rates at June 30, 1995 for the loans acquired and deposits assumed in the Shawmut Transaction were 7.91% and 2.72%, respectively.


(b) As part of the Shawmut Transaction, Webster will swap two of its Fairfield County branch banking offices (the "Branch Swap"), the effect of which is expected to reduce cash and deposits by approximately $177 million. The weighted average interest rate at June 30, 1995 of the deposits being swapped is 4.78%. Included below is a summary of the projected effect on cash of the Branch Swap, the effect of adjustments to cash for estimated run-off of assumed deposits of $100 million and the acquired loan repayments and prepayments of principal balances of $15 million. Such deposit run-off is based on actual activity from July 1, 1995 to September 30, 1995 and projections up to the date of the Shawmut Transaction closing. The amounts reflected as loan repayments and prepayments of principal are primarily estimates of such activity from July 1, 1995 to the date of the Shawmut Transaction closing. The remaining $45 million projected reduction in cash represents the estimated net impact of the Shawmut Transaction, Capital Financing and other adjustments as described in footnote (b) below.

                                                              (In thousands)

         Branch Swap.......................................   $   (177,000)
         Projected deposit run-off.........................       (100,000)
                                                              ------------
           Total cash adjustments related to deposits......       (277,000)
                                                              ------------
         Projected loan prepayments........................         15,000
         Net cash reduction................................        (45,000)
                                                              ------------
           Total adjustments to Cash.......................   $   (307,000)
                                                              ============

(c) Webster expects to sell approximately $147 million of available for sale mortgage-backed securities with a weighted average interest rate at June 30, 1995 of approximately 7.20% and use excess cash to payoff approximately $170 million of outstanding Federal Home Loan Bank advances with a weighted average interest rate at June 30, 1995 of approximately 6.20%. Such transactions will assist Webster Bank to continue as a "well-capitalized" bank for regulatory capital ratio purposes after giving effect to the Shawmut Transaction. Also, see Capital Financing, as described in footnote (h) below.

(d) Purchase accounting and other adjustments related to the acquired loan portfolio reflect additional loan loss reserves, projected repayments and prepayments of principal balances offset by mark to market premium adjustments.

(e) The stated book value of premises and equipment acquired estimated at $8.1 million approximates market value. Webster expects to purchase approximately $4 million of additional data processing and other equipment.

(f) Represents a tax deductible core deposit intangible estimated at approximately $45 million based on $900 million of deposit liabilities assumed (after the projected deposit run-off).

(g)      Includes  estimated  transaction  costs  of  approximately  $3  million
         (principally   financial  advisory  and  other  professional  fees  and
         computer conversion costs).

(h) In the Capital Financing, Webster expects to raise approximately $27 million in net shareholders' equity in an underwritten public offering of additional shares of Webster Stock. On this basis and using a market price of $26.25 per share of Webster Stock (the closing price of Webster Stock on the Nasdaq National Market on September 29, 1995, which was the last business day immediately preceding the announcement of the Shawmut Transaction), Webster would issue approximately 1.1 million shares of Webster Stock in the Capital Financing. There can be no assurance that the Capital Financing will be consummated or as to the price per share of the additional shares of Webster Stock to be issued.

                                                               (In thousands)

        Estimated common equity raised......................   $     29,000
        Estimated expenses (including underwriting discount)
         related to the sale of common equity...............         (2,000)
                                                               ------------
          Estimated net proceeds from the sale of
           common equity....................................   $     27,000
                                                               ============

(i) On a Webster/Shelton/Shawmut pro forma combined basis, the tangible book value per share is computed by subtracting the tax deductible core deposit intangible estimated at approximately $50 million from common shareholders' equity estimated at approximately $177 million, divided by the common shares outstanding estimated at approximately 7.8 million shares.


PRO FORMA COMBINED SUMMARY


    After giving effect to both the Merger with Shelton and the Shawmut Transaction, Webster at June 30, 1995 would have pro forma combined total assets of approximately $3.8 billion. Webster Bank would then be the second largest independent bank in Connecticut and the largest Connecticut based bank in the Hartford Banking Market, basd on total deposit market share. Webster's pro forma combined loans receivable would increase as of that date from approximately $1.9 billion, after giving effect to the Merger with Shelton, to approximately $2.5 billion after also giving effect to the Shawmut Transaction. The pro forma weighted average interest rate of Webster's total earning assets of 7.48% at June 30, 1995 after giving effect to the Merger with Shelton would increase to approximately 7.60% after also giving effect to the Shawmut Transaction. Total deposits at June 30, 1995 on a pro forma combined basis would increase from approximately $2.5 billion after giving effect to the Merger with Shelton to approximately $3.2 billion after also giving effect to the Shawmut Transaction. The pro forma weighted average interest rate of Webster's total interest bearing liabilities of 4.49% at June 30, 1995 after giving effect to the Merger with Shelton would decrease to approximately 4.00% after also giving effect to the Shawmut Transaction. The pro forma weighted average interest rate spread of 2.99% at June 30, 1995 after giving effect to the Merger with Shelton would increase to approximately 3.60% after also giving effect to the Shawmut Transaction. The assets being acquired and the liabilities being assumed in the Shawmut Transaction will be the amounts outstanding at the date of consummation of the Shawmut Transaction, which is expected to occur in the first quarter of 1996. The amounts and weighted average rates will change from the June 30, 1995 amounts and weighted average rates shown above due to interest-rate repricing, principal repayments and prepayments and other changes in balances of the assets being acquired and the liabilities being assumed. References herein to the Shawmut Transaction include the pro forma adjustments shown in the preceding footnotes.

                                                                     ANNEX A

                                                Investment Banking Group

                                                World Financial Center
                                                North Tower
                                                New York, New York  10281-1325
                                                212/449-1000

[LOGO]    Merrill Lynch

                                        October 1, 1995

Board of Directors
Webster Financial Corporation
First Federal Plaza
Waterbury, CT  06702

Members of the Board:

                  Webster Financial Corporation ("Webster"), acting through its wholly-owned subsidiary, First Federal Bank ("First Federal"), has entered into a purchase and assumption agreement dated October 1, 1995 (the "Agreement") with Shawmut Bank Connecticut, National Association ("Shawmut") pursuant to which First Federal will acquire certain assets and assume certain liabilities (the "Acquisition Transaction") of Shawmut (the "Hartford Commercial Bank Divestiture Package") in consideration of payment of the purchase price determined pursuant to Article III of the Agreement (the "Consideration"). We understand that the Acquisition Transaction is occurring in the context of Fleet Financial Group's ("Fleet") divestiture of certain assets and certain liabilities of Shawmut in conjunction with Fleet's pending acquisition of Shawmut.

                  You have asked us whether, in our opinion, the proposed Consideration to be paid or delivered in the manner contemplated in the Agreement is fair to Webster from a financial point of view.

                  In arriving at the opinion set forth below, we have, among other things:

                  (1) Reviewed Webster's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1994 and Webster's Quarterly Reports on Form

                           10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995;

                  (2) Reviewed certain information furnished to us by Webster, including financial and other forecasts and assumptions, relating to the business, earnings, assets and prospects of Webster;

                  (3)      Reviewed certain information  provided to us by Fleet
                           relating  to  the  assets  and   liabilities  of  the
                           Hartford Commercial Bank Divestiture Package;

                  (4)      Conducted   discussions   with   members   of  senior
                           management of Webster concerning the financial condition, businesses, assets and prospects of Webster and such senior management's views as to the financial forecasts and pro forma analysis of Webster;

                  (5) Compared the proposed deposit premium to be paid in the Acquisition Transaction with deposit premiums in certain transactions which we deemed to be relevant;

                  (6) Reviewed the pro forma balance sheets and estimated income statements for Webster as prepared by the management of Webster and analyzed, based upon information provided by Webster's senior management, the pro forma impact of the Acquisition Transaction on the earnings and tangible book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Webster, including the impact of an assumed capital financing plan as more completely described in the agreement (the "Equity Offering");

                  (7) Compared the results of operations of Webster with that of certain publicly traded companies which we deemed to be relevant;

                  (8) Reviewed certain information and reports and conducted discussions with certain members of senior management of Webster concerning this information and reports related to Webster's review of Fleet;

                  (9)      Reviewed the Agreement dated October 1, 1995; and

                  (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

                  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information supplied or otherwise made available to us by Webster and Fleet, and we have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Webster or Fleet or any of their respective subsidiaries, nor have we been furnished any such independent evaluation or appraisal. We have also assumed and relied upon the senior management of Webster as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to, and discussed with, us. In that regard, we have assumed with your consent that such forecasts, including without limitation, financial forecasts resulting from the Acquisition Transaction and projections regarding future economic conditions and results of operations reflect the best currently available estimates and judgments of Webster's senior management as to the future financial performance of Webster or the Hartford Connecticut Commercial Bank Divestiture Package, as the case may be, and that such projections and forecasts will be realized in the amounts and the time periods currently estimated by the senior management of Webster. We are not experts in the evaluation of allowances for loan losses, and we have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of the Hartford Commercial Bank Divestiture Package nor have we reviewed any individual credit files, and we have assumed that the aggregate allowances for loan losses are adequate to cover such losses. In addition, we are not experts in the evaluation of the loans and other assets to be acquired and the liabilities to be assumed in connection with the Acquisition Transaction as provided for in the Agreement and have assumed, with your permission, that all such assets and liabilities have the market valuations ascribed to them in the financial records supplied by the senior management of Webster, and we have not assumed any responsibility for undertaking an independent inquiry as to the accuracy of such valuations. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

                  Our opinion is being rendered without regard to (i) the necessity for, or level of, any restrictions, obligations or undertakings which may be imposed or required by or upon Webster or First Federal in the course of obtaining regulatory approval for the Acquisition Transaction, including any restrictions imposed under applicable law on the ability of First Federal to pay dividends to Webster following consummation of the Acquisition Transaction and related transactions, and (ii) any financial or other effects of the conversion of Bristol Savings Bank, the renaming of Bristol Savings Bank as Webster Bank and the merger of First Federal with and into Webster Bank as contemplated in the Agreement. Our opinion is also based on the assumption that Webster will be able to complete the Equity Offering and take all of the other actions contemplated to be taken by it in the Agreement, and this opinion is not addressed to the fairness of any of the foregoing.

                  We have been retained by the Board of Directors of Webster as an independent contractor to act as financial advisor to Webster with respect to the Acquisition Transaction and will receive a fee for our services. We have, in the past, provided financial advisory and financing services to Webster and Fleet and certain of their respective affiliates and have received customary fees for the rendering of such services. In addition, in the ordinary course of business, we may actively trade debt and/or equity securities of Webster and Fleet and/or their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

                  Our opinion is directed to the Board of Directors of Webster, and, while we understand that no stockholder meeting is necessary for approval of the Acquisition Transaction, our opinion does not constitute nor should it be construed as constituting a recommendation to any stockholder of Webster as to how such stockholder should vote at any stockholder meeting of Webster that may be held in connection with the Acquisition Transaction.

                  This opinion is directed only to the proposed Consideration and is solely for the confidential use the Board of Directors of Webster and may not be reproduced, summarized, described or referred to or given to any person without our prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, it is understood that this opinion can be summarized and reproduced (in such form as Merrill Lynch shall approve) in connection with the description of the Acquisition Transaction in the joint proxy statement/prospectus relating to shareholder approval for the issuance of additional shares of Webster common stock in its pending acquisition of Shelton Bancorp, Inc.

                  On the basis of, and subject to the  foregoing,  we are of the
opinion  that  the  proposed   Consideration  to  be  paid  in  the  Acquisition
Transaction is fair to Webster from a financial point of view.

                   MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                      By
                        -----------------------------------
                            Director
                            Investment Banking Group

Item 7.  Financial Statements and Exhibits.

         c.  Exhibits

                 *2. Purchase and Assumption Agreement between First Federal Bank, a federal savings bank and Shawmut Bank Connecticut, National Association, dated as of October 1, 1995.
                   *  Previously filed

                             SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           WEBSTER FINANCIAL CORPORATION
                                           ---------------------------------
                                           (Registrant)



                                          /s/ John V. Brennan
                                          ----------------------------------
                                          John V. Brennan
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer

Date: October 18, 1995